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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934





Date of Report (Date of earliest event reported): FEBRUARY 24, 1999



                           IBIS TECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)



MASSACHUSETTS                0-23150            04-2987600
(State or other           (Commission                (IRS Employer
jurisdiction of           File Number)              Identification No.)
incorporation)


  32 CHERRY HILL DRIVE, DANVERS, MASSACHUSETTS          01923
  (Address of principal executive offices)           (Zip Code)


Registrant's telephone number, including area code: (978) 777-4247


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ITEM 5.   OTHER EVENTS.

     On February 24, 1999, the Registrant publicly disseminated a press release announcing its 1998 fourth quarter and year-end results and that its Annual
Meeting of Stockholders has been scheduled for May 13, 1999 at 10:00 a.m.
(Eastern Standard Time) at the Registrant's offices.

     Revenues for the registrant's fourth quarter ended December 31, 1998 increased by 145 percent to $3,578,000 from $1,460,000 reported in the comparable 1997 quarter. For the 1998 fiscal year, total revenues increased by 132 percent to $15,466,000 from $6,674,000 reported for the 1997 fiscal year.
The increase in revenues for both periods was due primarily to revenue derived from the sales of Ibis 1000 implanters. There were no sales of Ibis implanters for the corresponding periods in 1997.

     For the same reason, the net loss for the three and twelve months ended
December 31, 1998 sharply narrowed from the comparable 1997 periods. Net loss for the fourth quarter of 1998 sharply narrowed to $437,000, or $0.06 per share, compared to a net loss of $2,174,000, or $0.33 per share, for the fourth quarter of 1997. For the 1998 fiscal year, net loss decreased to $1,166,000, or $0.17 per share, compared to a net loss of $3,938,000, or $0.69 per share, for the 1997 fiscal year.

     The Registrant also announced that its 1999 Annual Meeting of Stockholders has been scheduled for May, 13, 1999 at 10:00 a.m. (Eastern Standard Time) at the Registrant's offices.

     The information contained in the press release is incorporated herein by reference and filed as Exhibit 99.1 hereto.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)      Exhibit.

 99.1     The Registrant's Press Release dated February 24, 1999.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   IBIS TECHNOLOGY CORPORATION
                                   ---------------------------
                                   (Registrant)



Date: February 26, 1999                 /s/ Debra L. Nelson
                                        ----------------------------------------
                                        Debra L. Nelson, Chief Financial Officer




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                                  EXHIBIT INDEX
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Exhibit                                                            Sequential
Number                Description                                  Page Number
------                -----------                                  -----------

99.1                  The Registrant's Press Release                    5
                      dated February 24, 1999





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